                              Dated June 26, 2002



                           WEXFORD GOLDFIELDS LIMITED

                                       and

                                THE LAW DEBENTURE
                             TRUST CORPORATION p.l.c




                    ----------------------------------------

                                ROYALTY AGREEMENT

                    ----------------------------------------

                                TABLE OF CONTENTS


                                                                                       PAGE

1       DEFINITIONS AND INTERPRETATION...................................................1

2       COVENANTS, REPRESENTATIONS AND WARRANTIES PERTAINING TO THE MINE, THE
        MINING LEASE AND OPERATIONS......................................................3

3       ROYALTY..........................................................................4

4       PREEMPTIVE RIGHTS................................................................5

5       ASSIGNMENT AND TRANSFER..........................................................6

6       EVENT OF DEFAULT.................................................................7

7       DISPUTES.........................................................................7

8       RELEASE OF SECURITY..............................................................8

9       WAIVER...........................................................................8

10      AMENDMENTS.......................................................................8

11      COUNTERPARTS.....................................................................9

12      SUCCESSORS AND ASSIGNS...........................................................9

13      GOVERNING LAW....................................................................9

14      JURISDICTION.....................................................................9

15      INVALIDITY.......................................................................9



SCHEDULE  1           ROYALTY RATE

THIS ROYALTY AGREEMENT is dated June 26, 2002 and made between:

(1) WEXFORD GOLDFIELDS LIMITED, a company incorporated under the laws of the Republic of Ghana ("WGL"); and

(2) THE LAW DEBENTURE TRUST CORPORATION P.L.C., a company incorporated under the laws of England, in its capacity as security trustee (as more particularly described in Clause 17 of the Common Terms Agreement) and in its capacity as the seller of certain assets pursuant to the Asset Sale Agreement dated 1st March 2002 between The Law Debenture Trust Corporation p.l.c. and WGL (the "ROYALTY HOLDER").

WHEREAS

WGL has agreed to purchase and the Royalty Holder has agreed to sell without warranty certain Acquired Assets pursuant to the Asset Sale Agreements and the Gold Royalty forms part of the deferred price payable by WGL to the Royalty Holder for the Acquired Assets under the Asset Sale Agreements.

IT IS AGREED as follows:

1       DEFINITIONS AND INTERPRETATION

1.1     DEFINITIONS

        In this Agreement, unless otherwise expressly defined herein, terms defined in the Common Terms Agreement have the same meaning when used in this Agreement, and unless the context otherwise requires:

        "AGREEMENT" means this Royalty Agreement;

        "AREA OF INTEREST" means the area which is the subject of the Mining Lease;

        "COMMENCEMENT DATE" means the date of this Agreement;

        "COMMON TERMS AGREEMENT" means that certain agreement dated on or about the date hereof, 2002, as amended, modified or supplemented from time to time between (1) WGL, as borrower, (2) the other obligors party thereto from time to time, (3) Standard Bank London Limited, as facility agent and security trustee and (4) the Royalty Holder;

        "DEPARTMENT" means the Minerals Commission of Ghana and the Minister of Mines of Ghana;

        "$" and U.S. dollars means the lawful currency of the United States of America;

        "EXCLUDED PROVISIONS" means Clause 15.11 of the Common Terms Agreement and Clause 7;

        "EXPLORATION ACTIVITIES" means:

        (a) all activities and operations which have as their purpose the discovery, location and delineation and further investigation of ore bodies within the Area of Interest, the testing of such ore bodies and the analysis of samples derived from such ore bodies, including feasibility, viability and amenability studies and the administration of field offices for the performance of any of these functions;

        (b) the acquisition, registration and maintenance of exploration or mining tenements within the Area of Interest; and

        (c) the study and evaluation of mining methods and of treatment plants and processes and the preparation of pre-feasibility and feasibility studies in respect of discoveries of gold and other Minerals within the Area of Interest;

        "GOLD ROYALTY" means the royalty interest referred to in Clause 3.1 and the proceeds therefrom, calculated in accordance with Clause 3.3;

        "MINERALS" shall have the meaning given to it in PNDCL 153;

        "MINING OPERATIONS" means every kind of work done on, or in respect of, the Mining Lease, including developing, designing, constructing, equipping, extracting, mining, improving, crushing, smelting, treating, refining, transporting, handling gold and other Minerals and everything incidental thereto;

        "PARTIES" means each of the parties to this Agreement and "PARTY" means either one of them;

        "PNDCL 153" means the Minerals and Mining Law, 1986 (PNDCL 153) as amended by the Minerals and Mining Amendment Act, 1994 (Act 475);

        "PURCHASE PRICE" means, on any date and in respect of any offer made pursuant to Clause 4.1:

        (a)    the higher of:

                (i)     Proven and Probable Reserves on such date, and

                (ii) proven and probable reserves in the area the subject of the Mining Lease on such date, calculated in accordance with the standards of Canada's National Instrument NI 43-101, multiplied by:

        (b)    the higher of:


                (i)     the Royalty Rate on the date such offer is made, and

                (ii) the Royalty Rate on the date payment is made pursuant to such offer multiplied by (subject to Clause 7.1) the Recovery Rate; and

        "ROYALTY RATE" means, on any date, the applicable royalty rate for such date set forth in Schedule 1.

1.2     INTERPRETATION

        This Agreement is a Finance Document and shall be interpreted and construed in accordance with the terms and provisions of the Common Terms Agreement (including Clauses 1.2 to 1.5 and 17 thereof which are hereby incorporated into this Agreement with all necessary consequential changes).

2 COVENANTS, REPRESENTATIONS AND WARRANTIES PERTAINING TO THE MINE, THE MINING LEASE AND OPERATIONS

2.1     WGL will:

        (a) supply the Royalty Holder with copies of all returns and notices provided to the Department and all returns and notices from the Department;

        (b) unless it is not commercially justified having regard to the current London Gold Price and business conditions in Ghana, carry out Exploration Activities within the Area of Interest in accordance with good industry practices;

        (c) unless it is not commercially justified having regard to the current London Gold Price and business conditions in Ghana, use its best endeavours to obtain extensions of the term of the Mining Lease, renewals and conversions of the Mining Lease and to comply with conditions imposed on the Mining Lease unless otherwise agreed by the Royalty Holder in writing;

        (d) act as a reasonable and prudent miner in exploring, developing and operating the Area of Interest;

        (e) act in accordance with all applicable laws, rules and regulations; and

        (f) use its best efforts, consistent with the standards of a reasonable and prudent operator, to keep and perform all of the terms, conditions and covenants, express and implied, of the servitudes, Mining Lease and other interests comprising the Area of Interest or imposed by other parties or governmental authorities.

2.2 WGL agrees to conduct and carry on, or cause to be conducted and carried on all operations respecting the Mining Lease with reasonable and prudent business judgment and in accordance with good mining field practices and to cause every Mine within the Area of Interest to be operated in a good, prudent and workmanlike manner, and all improvements and equipment necessary or useful to the operation of the same to be provided and all to be done that a reasonably prudent operator would do, to the end that the Area of Interest shall be operated and produced to optimise returns to WGL and Royalty Holder.

2.3 WGL shall, subject to the other terms of this Agreement, have exclusive charge, management and control of all operations to be conducted on the Area of Interest. WGL shall promptly pay all costs and expenses incurred in developing, operating and maintaining the Area of Interest.

3       ROYALTY

3.1 WGL will pay to the Royalty Holder, its successors and assigns forever, a royalty interest in the Mining Lease and Area of Interest in all gold in, under and extracted from the Area of Interest by or on behalf of WGL (or any subsequent owner of the Mining Lease) or any other Person (the "GOLD ROYALTY") provided that the aggregate Gold Royalty shall be limited to $38 million.

3.2 WGL agrees to execute and deliver, at WGL's cost and expense, all other and further instruments, certificates, agreements and other documents necessary or desirable to further evidence or document the creation of the Gold Royalty, including all filings and registrations of every kind with the Department and other Governmental Agencies.

3.3 WGL hereby agrees to pay the Gold Royalty in accordance with the terms of this Agreement. WGL will make quarterly payments of the Gold Royalty to the Royalty Holder in arrears on each Cash Sweep Date and provide written details of the amount of any such payments to the Royalty Holder at the same time such payment is made. The Gold Royalty for any period shall be calculated by multiplying the numbers of Ounces of Gold produced and shipped from the Mine from the Area of Interest during such period by the applicable Royalty Rate set out in Schedule 1 (such Royalty Rate to be calculated as at the last Business Day of such period); provided that WGL may not hold more than the higher of:

        (a)    two weeks average production; or

        (b)    5,000 ounces,

        of dore at the Mine without shipping such ounces of dore.

3.4 Without prejudice to any provision of any other Finance Document, the Royalty Holder shall never personally be responsible for payment of any part of the costs, expenses or other liabilities related to the Area of Interest including, but not limited to, liabilities incurred by anyone in developing, exploring, equipping, operating and abandoning the Area of Interest, after the Effective Date, and WGL hereby agrees to indemnify and save the Royalty Holder harmless from and against any and all such responsibility and liability. Nothing herein shall ever be construed to create a partnership, joint venture, mining partnership or association between WGL and the Royalty Holder.

3.5 WGL shall within seven days after each Cash Sweep Date give to the Royalty Holder a notice detailing the calculation and the amount of the Gold Royalty for the particular quarter. The Royalty Holder shall have the right to appoint a person or persons to audit WGL's books and records, and to examine and inspect the Mine and to observe any and all Mining Operations at any time and from time to time.

3.6 No later than March 31 in each year, WGL shall provide to the Royalty Holder a certificate from its auditors confirming the amount of Ounces so produced during that financial year and the quarterly statements shall, if necessary, be adjusted accordingly and any adjusting payment shall be made on the date such auditor's certificate is delivered, together with interest from the date such payment should have been made until such payment is actually received, at the Default Rate.

3.7 All books, accounts and records used by WGL to calculate the Gold Royalty shall be kept in accordance with GAAP.

3.8 As soon as reasonably possible (but in all events not more than 30 days) after the close of each calendar quarter, WGL shall furnish to the Royalty Holder a detailed reconciliation statement of the Proven and Probable Reserves as of the close of business on the last day of the preceding calendar quarter.

4       PREEMPTIVE RIGHTS

4.1     (a)    In the event that the Royalty Holder receives a written offer from a third party to purchase the Gold Royalty under this Agreement and such offer shall be acceptable to the Royalty
               Holder, the Royalty Holder shall advise WGL of such proposal including a written summary of the price and credit terms offered by such third party. WGL shall then have the right, for a period of 10 Business Days to acquire (or cause any Affiliate to acquire) the Gold Royalty under the same price and credit terms offered by such third party. In the event that WGL declines to exercise its first right of refusal or fails to communicate its intentions to do so to the Royalty Holder within the 10 Business
               Day notice period, WGL shall be deemed to have granted approval to the Royalty Holder's disposal of its rights or obligations under this Agreement to such third party and the Royalty Holder may assign and transfer such rights and obligations in accordance with the provisions of Clause 5 of this Agreement and the relevant provisions of the Common Terms Agreement to such third party on the same price and credit terms within 10 Business Days of WGL declining to exercise its first right of refusal or the initial 10 Business Day notice period expiring, whichever occurs sooner.

        (b) If, in accordance with Clause 4.1(a), WGL advises it wishes to acquire (or cause a Group Member to acquire) the Gold Royalty then, upon payment by WGL or such Group Member (as the case may be) of the amount due from WGL or such Group Member of the purchase price specified in the relevant offer, the Gold Royalty shall terminate, the Royalty Holder shall immediately thereafter be irrevocably and unconditionally released from all its obligations to WGL under each Finance Document, and (other than in respect of the Excluded Provisions) WGL's obligations to the Royalty Holder under the Finance Documents shall cease.

4.2     (a)    At its election, and upon presentation of a quarterly statement of Proven and Probable Reserves, as provided for in Clause 3.8, WGL shall have the right to acquire the Gold Royalty from the Royalty Holder at a price equal to the Purchase Price;

        (b) As a condition to acquiring the Gold Royalty of the Royalty Holder pursuant to this Clause 4.2, WGL must, inter alia, make a written offer to the Royalty Holder in compliance with sub-clause
               (c);

        (c)    Any offer made pursuant to Clause 4.2(b) shall:

                (i)     be for cash;

                (ii) contain details of the Purchase Price offered, including reasonable details thereof including each component of the calculation thereof;

                (iii) attach a certificate of the Sponsor representing and warranting the accuracy of the calculation of:

                        (A)     the Proven and Probable Reserves; and

                        (B) the proven and probable reserves calculated pursuant to paragraph (a)(ii) of the definition of "Purchase Price";

                (iv) provide details of the date payment will be made pursuant to such offer, which must not be more than 60 days after such offer is made;

        (d) Subject to Clause 7, upon (i) making such offer and payment in accordance with Clause 4.2(c)(iv), and (ii) the Royalty Holder advising it does not intend to exercise its rights pursuant to Clause 7.1 with respect to such offer, or the expiration of 60 days after such offer is made, the Gold Royalty shall terminate, the Royalty Holder shall immediately thereafter be irrevocably and unconditionally released from all its obligations to WGL under each Finance Document, and (other than in respect of the Excluded Provisions) WGL's obligations to the Royalty Holder under each Finance Document shall cease.

5       ASSIGNMENT AND TRANSFER

5.1 WGL will not sell, transfer, assign, mortgage, encumber, charge or pledge or otherwise deal with any rights or obligations arising under this Agreement without the prior written approval of the Royalty Holder.

5.2 The Royalty Holder may, subject always to Clause 4.1 and in accordance with Clauses 5.3 and 5.4 of this Agreement, sell, transfer, assign, mortgage, encumber, charge or pledge or otherwise deal with the Gold Royalty and any of its rights or obligations arising under this Agreement without the consent of WGL, provided that the Royalty Holder may not sell, transfer or assign the Gold Royalty to any person where payment of the Gold Royalty to such person would lead to a breach of U.S., Canadian or Ghanaian Applicable Law.

5.3 A transfer is effected in accordance with this Agreement and the Common Terms Agreement when a New Royalty Holder executes an otherwise duly completed Royalty Holder Deed of Accession delivered to it by the Retiring Royalty Holder or WGL (as the case may be). WGL agrees that it shall, as soon as reasonably practicable after receipt by it of a Royalty Holder Deed of Accession duly completed by the Retiring Royalty Holder appearing on its face to comply with the terms of this Agreement and the Common Terms Agreement, execute that Royalty Holder Deed of Accession.

5.4 On the execution of a Royalty Holder Deed of Accession by all the parties thereto:

        (a) each of the Retiring Royalty Holder and WGL shall be released from further obligations towards one another under this Agreement and their respective rights against one another shall be cancelled (being the "DISCHARGED RIGHTS AND OBLIGATIONS");

        (b) each of the New Royalty Holder and WGL shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that New Royalty Holder and WGL have assumed and/or acquired the same in place of that Retiring Royalty Holder and WGL;

        (c) the New Royalty Holder and WGL shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Royalty Holder been the First Royalty Holder with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Retiring Royalty Holder shall be released from any further obligations to WGL and/or the New Royalty Holder under this Agreement; and

        (d) the New Royalty Holder shall become a party to this Agreement as "Royalty Holder".

6       EVENT OF DEFAULT

6.1 Upon the occurrence of an Event of Default, the Royalty Holder may terminate the obligations of the Royalty Holder hereunder and, in exchange for the surrender of the Gold Royalty, may demand and receive liquidated damages (calculated pursuant to Clause 6.2) be paid to it. Upon such demand being made, WGL shall pay to the Royalty Holder the amount of liquidated damages due from it (calculated pursuant to Clause 6.2).

6.2 The amount of liquidated damages payable by WGL pursuant to Clause 6.1 shall be equal to the amount of Proven and Probable Reserves (as set forth in the most recent statement delivered pursuant to Clause 3.8 but subject to dispute pursuant to Clause 7) multiplied by the applicable Royalty Rate set out in Schedule 1, calculated as at the date of demand made pursuant to Clause 6.1; provided that the amount of liquidated damages payable by WGL pursuant to Clause 6.1 shall not exceed $38,000,000 in aggregate.

7       DISPUTES

7.1     The Royalty Holder may dispute (a) the amount of a particular royalty,
        (b) the amount of Proven and Probable Reserves, or (c) the calculation of the Purchase Price (or any component forming part thereof, including without limitation, the Recovery Rate, but, for the avoidance of doubt, in each case only in respect of circumstances existing as at the date of calculation of the Purchase Price) if it serves a notice upon WGL within 24 calendar months after the receipt by the Royalty Holder of that particular royalty, or after service of a statement pursuant to Clause
        3.8 or after any offer is made pursuant to Clause 4.1, as the case may be (a "DISPUTE NOTICE"). Each Dispute Notice shall set out in reasonable detail the grounds upon which the Royalty Holder is contesting the particular royalty, statement of Proven and Probable Reserves or calculation of the Purchase Price, as the case may be.

7.2     If WGL receives a Dispute Notice, then:

        (a) WGL shall use its best endeavours to resolve the dispute within 60 days of the date of such Dispute Notice;

        (b) if the dispute is not so resolved within 60 days of the date of the Dispute Notice then the Expert shall determine the dispute within 28 days of its appointment and the Parties shall give such Expert all such assistance, access to information and other documentation as such Expert may require;

        (c) the Parties shall accept such Expert's determination of the matter in dispute as final and binding and shall comply with such determination forthwith; and

        (d) the costs incurred by the Expert in making such determination shall be borne by WGL, unless the Expert (based upon information provided to the Royalty Holder prior to the date of service of a Dispute Notice by or on behalf of the Royalty Holder) determines the dispute in favour of WGL, in which case the Royalty Holder shall pay such costs.

 8      RELEASE OF SECURITY

        Upon the occurrence of the later of:

        (a)    the Discharge Date;

        (b) the payment in full of all royalties that may be payable under any other royalty agreement secured by any Security Agreement; and

        (c)    the sixth anniversary of the New Ownership Date,

        and, provided that no Default shall have occurred, the Royalty Holder shall exercise its voting rights under the Common Terms Agreement by voting to instruct the Security Trustee to release all assets the subject of a lien in favour of the Security Trustee pursuant to any Security Agreement.

 9      WAIVER

        No waiver by either Party of any provision of or right, remedy or power of that Party under this Agreement shall be effective unless it is in writing signed by a director or senior officer of that Party and such waiver shall be effective only in the specific instance and for the specific purposes for which it was given and no failure or delay by any Party to exercise any right, remedy or power under this Agreement or to insist on strict compliance by the other Party with any obligation under this Agreement, and no custom or practice of the parties at variance with the terms of this Agreement shall act as a waiver of any Party's rights hereunder.

 10     AMENDMENTS

        This Agreement may be only amended as set forth in the Common Terms Agreement.

11      COUNTERPARTS

        This Agreement may be signed in any number of counterparts and all counterparts taken together shall be deemed to constitute one instrument.

12      SUCCESSORS AND ASSIGNS

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and each Party shall, at its own expense, execute and cause its successors and permitted assigns to execute any instrument and do everything necessary to bind its successors and permitted assigns to this Agreement.

13      GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws in force in England.

14      JURISDICTION

        Each Party irrevocably and unconditionally:

        (a)    submits to the exclusive jurisdiction of the courts of England;

        (b) waives any objection it may now or in the future have to the bringing of proceedings in those courts and any claim that any proceedings have been brought in an inconvenient forum; and

        (c) agrees, without preventing any other mode of service permitted by law, that any document required to be served in any proceedings may be served in the manner in which notices and other written communications may be given under the Common Terms Agreement.

15      INVALIDITY

        Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent thereof without invalidating any other provision of this Agreement, and any such prohibition or unenforceability shall not invalidate such provision in any other jurisdiction.

Signed by                               )
a duly authorised representative of     )
and for and on behalf of WEXFORD        )
GOLDFIELDS LIMITED                      )

Address:                                c/o Bentsi-Enchill & Letsa
                                        1st Floor, Teachers Hall Annex
                                        Education Loop (off Barnes Road)
                                        P.O. Box 1632
                                        Accra, Ghana

Attention:                              The directors

The Common Seal of
THE LAW DEBENTURE
TRUST CORPORATION P.L.C.
was hereunto affixed in the
presence of:
                                        ---------------------------------------
Name Printed:
                                        ---------------------------------------
Title:
                                        ---------------------------------------
and
                                        ---------------------------------------
Name Printed:
                                        ---------------------------------------
Title:
                                        ---------------------------------------

Address for Notices:                    100 Wood Street
                                        London
                                        EC2V 7EX

Attention:                              Trudi Elkington-Poole

                                   SCHEDULE 1

                                  ROYALTY RATE



                  AVERAGE GOLD PRICE                           ROYALTY RATE
-----------------------------------------------------     ----------------------
  Less than or equal to US$280                                    US$7.00
  Greater than US$280 but less than or equal to US$290            US$8.00
  Greater than US$290 but less than or equal to US$300            US$9.00
  Greater than US$300 but less than or equal to US$310           US$10.00
  Greater than US$310 but less than or equal to US$320           US$11.00
  Greater than US$320 but less than or equal to US$330           US$12.00
  Greater than US$330 but less than or equal to US$340           US$13.00
  Greater than US$340 but less than or equal to US$350           US$14.00
  Greater than US$350                                            US$15.00


"AVERAGE GOLD PRICE" means, on any date, the simple average of the market price for 1 troy ounce of gold denominated in US dollars (London Bullion Market, P.M.
fix) for all the trading days in the previous three months.



                                      SS-1